SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): May 19, 2008

LIFECELL CORPORATION

(Exact Name of Registrant as Specified in Charter)

Delaware	01-19890	76-0172936
(State Or Other Jurisdiction Of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One Millenium Way Branchburg, New Jersey	08876
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code (908) 947-1100

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Employment Agreements

In connection with the negotiation and execution of the Agreement and Plan of Merger (the “Merger Agreement”) by and among Kinetic Concepts, Inc. (“KCI”), Leopard Acquisition Sub, Inc. and LifeCell Corporation (“LifeCell”) dated as of April 7, 2008, KCI negotiated a new employment agreement and a new confidentiality, assignment of conditions and inventions, non-competition and non-solicitation agreement, which we refer to herein as a “Covenants Agreement”, with Bruce Lamb, the current Senior Vice President of Development and Regulatory Affairs of LifeCell, which agreements were executed on May 19, 2008. The terms of the employment agreement, together with the Covenants Agreement executed by Mr. Lamb, will be effective as of the closing of the Offer (as defined in the Merger Agreement) and will supersede the terms of Mr. Lamb’s prior offer letter and change in control agreement and confidentiality, assignment of contributions and inventions, non-competition and non-solicitation agreement.

The descriptions of the agreements that follow do not purport to be complete and are qualified in their entirety by reference to the full text of the agreements described, copies of which are attached as exhibits to this report and incorporated in this report by reference.

Position:

Mr. Lamb’s employment agreement provides that he will serve as LifeCell’s Senior Vice President of Development and Regulatory Affairs.

Compensation and Benefits:

Under Mr. Lamb’s employment agreement, he will be paid a base salary equal to $266,150 on an annualized basis (which base salary may not be decreased). Mr. Lamb will be entitled to participate in LifeCell’s incentive compensation plan, with a target bonus for calendar year 2008 equal to 30% of base salary. Mr. Lamb also will receive a cash retention bonus in the amount of $691,990, 50% of which shall be payable in a lump sum on the first anniversary of the closing of the Offer and 50% of which shall be payable in a lump sum on the second anniversary of the closing of the Offer, subject to his continued employment with LifeCell on those dates. In addition, Mr. Lamb will receive a one-time initial equity grant at a Black-Scholes value of approximately $1,400,000 covering common stock of KCI pursuant to the KCI 2004 Equity Plan (“2004 Plan”), approximately 60% of which will be in the form of stock options (which will vest in 4 equal annual installments, commencing as of the closing of the Offer) and 40% of which will be in the form of restricted stock (which will vest in full on the third anniversary of the closing of the Offer). Mr. Lamb also is entitled to participate in the 2004 Plan or any successor equity compensation plan, as well as in LifeCell’s employee benefit plans and programs (excluding severance plans).

Term and Termination:

Mr. Lamb’s employment under the employment agreement will continue until it is terminated (a) as a result of Mr. Lamb’s death or in the event he becomes “disabled” (as defined in Section 409(A)(a)(2)(C) of the Internal Revenue Code of 1986, as amended (the “Code”)), (b) by the Company with or without “cause” (as defined below), (c) by Mr. Lamb with or without “good reason” (as defined below), or (d) by mutual agreement.

The term “cause” generally is defined in Mr. Lamb’s employment agreement as Mr. Lamb’s (a) conviction of, guilty plea to, or confession of guilt of, a felony or crime involving moral turpitude, (b) commission of a fraudulent, illegal or dishonest act in respect of LifeCell or its successors, (c) willful misconduct or gross negligence that reasonably could be expected to be injurious to LifeCell’s or its successors’ business, operations or reputation, (d) material violation LifeCell’s internal policies, unless cured, (e) material failure to perform his duties as assigned, unless cured, or (f) a material breach of his employment agreement or a breach of his Covenants Agreement

In Mr. Lamb’s employment agreement, the term “good reason” generally is defined as: (a) the failure of LifeCell or its successor, without Mr. Lamb’s consent, to pay any amounts due to Mr. Lamb or to fulfill any other material obligations to Mr. Lamb under the employment agreement, (b) action by LifeCell or its successor that results in a material diminution, without Mr. Lamb’s prior consent, in Mr. Lamb’s duties and responsibilities, (c) any material decrease, without Mr. Lamb’s consent, in Mr. Lamb’s base salary, or (d) any relocation of the offices of LifeCell or its successor, without Mr. Lamb’s consent, such that he would be required to commute more than 25 miles each way.

Severance Payments:

If Mr. Lamb is terminated as a result of his death or disability, in addition to accrued compensation and vested benefits, he is entitled to: (a) a pro rata bonus (based upon the greater of the prior year’s annual bonus or the target bonus for the year of termination), pro-rated based on the number of days he was employed during the year of termination and payable in a lump sum; and (b) if such termination occurs prior to the second anniversary of the closing of the Offer, a pro rata retention bonus equal to 50% of his retention bonus, pro-rated based on the number of days he was employed since the closing of the Offer.

If Mr. Lamb is terminated without cause (as defined above) or he resigns for good reason (as defined above), in addition to accrued compensation and vested benefits and the pro-rata bonus described above, he is entitled to: (a) payment in the amount equal to the product of (i) 1.0 and (ii) his base salary, payable in a lump sum; (b) the retention bonus (to the extent not previously paid), payable in a lump sum; and (c) twelve (12) months of subsidized COBRA coverage.

Separation payments and benefits are conditioned upon the execution of a general release in favor of LifeCell and related parties.

Payments upon a Trigger Event:

Under Mr. Lamb’s employment agreement, if there occurs a “trigger event,” in addition to accrued compensation and vested benefits, he will be entitled to receive: (a) payment in an aggregate amount equal to the product of (i) 2.0 and (ii) his base salary, payable in a lump sum; (b) the retention bonus (to the extent not previously paid), payable in a lump sum; and (c) subsidized COBRA coverage for 18 months.

A “trigger event” is defined to include a termination of Mr. Lamb’s employment with LifeCell at any time during the period commencing on the closing of the Offer and ending on the first anniversary of the closing of the Offer, other than (a) a termination by LifeCell for “cause” (as defined above), (b) a termination as a result of Mr. Lamb’s death or disability, or (c) a termination by Mr. Lamb without “good reason” (as defined above).

Payments and benefits upon a trigger event are in lieu of the severance payments described in the paragraph above captioned “Severance Payments” and are conditioned upon the execution of a general release in favor of LifeCell and related parties.

Indemnification; Director and Officer (D&O) Insurance:

Under Mr. Lamb’s employment agreement, he will be indemnified against all claims arising out of his actions or omissions during his employment to the fullest extent provided by (a) LifeCell’s Certificate of Incorporation and/or Bylaws, (b) LifeCell’s D&O liability and general insurance policies, and (c) under the Delaware General Corporation Law, as each may be amended. LifeCell is obligated to maintain D&O liability and general insurance policies to fund the indemnity in the same amount and to the same extent it maintains such coverage for the benefit of its other officers and directors.

Modification for 280G Parachute Payments:

In the event that any payment or benefit that Mr. Lamb would receive from LifeCell would otherwise constitute a “parachute payment” under Section 280G of the Code and be subject to the excise tax imposed by Section 4999 of the Code, such payment and benefits will be reduced to an amount equal to the largest portion of the payment and benefits that would result in no portion of the payment and benefits being subject to the excise tax.

Covenants Agreement

The Covenants Agreement signed by Mr. Lamb on May 19, 2008 prohibits the disclosure of confidential information, provides for the assignment of all “contributions” and “inventions,” and prohibits Mr. Lamb from engaging in a “competitive business” or soliciting employees, agents, customers, distributors and suppliers during his/her employment and for the two years after the termination of her employment.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits

99.1	Employment Agreement, dated May 19, 2008, by and between LifeCell Corporation and Bruce Lamb.

99.2	Confidentiality, Assignment of Contributions and Inventions, Non-Competition, and Non-Solicitation Agreement, dated May 19, 2008, by and between LifeCell Corporation and Bruce Lamb

Cautionary statement regarding forward-looking statements

This filing contains forward-looking statements as defined by the federal securities laws which are based on the Company’s current expectations and assumptions, which are subject to a number of risks and uncertainties that could cause actual results to differ materially from those anticipated, projected or implied, including, among other things, risks relating to the expected timing of the completion and financial benefits of the Offer and the Merger. The Company undertakes no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LIFECELL CORPORATION

By:	/s/ Steven T. Sobieski
Steven T. Sobieski
Chief Financial Officer

Date: May 20, 2008

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